Exhibit 99.1
ION Reports Fourth Quarter 2009 Results
Fourth Quarter EPS of ($0.11), excluding special items
     HOUSTON – February 17, 2010 – ION Geophysical Corporation (NYSE: IO) today reported fourth quarter 2009 revenues of $121.3 million, resulting in a net loss of ($51.7 million), or ($0.44) per diluted share. In the fourth quarter of 2008, ION’s net loss was ($341.7 million), or ($3.43) per diluted share, on revenues of $140.2 million. Fourth quarter 2009 results include $39.0 million, or $0.33 per diluted share, in non-cash impairment and fair value adjustments. Excluding these special items, loss per diluted share for the fourth quarter was ($0.11). As disclosed in last year’s fourth quarter earnings release, excluding the 2008 special items, earnings per diluted share for the fourth quarter of 2008 was $0.01.
     Fourth quarter 2009 results include two special charges related to accounting items. The first charge relates to the warrant issued in connection with the proposed joint venture with BGP. The conversion feature in the warrant is required by accounting rules to be adjusted to fair value every quarter. In addition, the convertible notes were issued at a discount, which is being accreted through the closing of the joint venture. Combined, the discount and fair value adjustments of the conversion features caused a non-cash charge of $36.1 million in the fourth quarter. The second charge is a $4.5 million non-cash impairment related to one of the Company’s investments. A reconciliation of these charges can be found in a table at the end of this press release.
     Bob Peebler, ION’s Chief Executive Officer, said, “The fourth quarter was the capstone of a very difficult year, with our land equipment business stalled out and little, if any, year-end spending in multi-client libraries. We did, however, have a robust finish in our data processing business. Our marine business experienced solid activity with our new DigiFIN™ streamer steering technology, and we saw continued growth in our Data Management Solutions business with ORCA®, our marine command and control software. FireFly® also ended 2009 with accelerating activity driven by the recognition of a system sale to a customer in China and nine 3-D surveys shot in three continents, including two high-channel count, multicomponent (full-wave) seismic acquisition programs in northeast Texas and three projects in Mexico.

     “We are also pleased with the strength of our annual gross margins of 31%, despite the lower levels of activity during the fourth quarter and in 2009. Our 2009 operating results reflect the continuing impact of the much lower land seismic acquisition market in both North America and Russia, combined with an overall slowdown in most other markets. Most land seismic contractors have crews stacked, even in China. However, we do believe the seismic market has bottomed and, with higher than expected oil prices, we are starting to see some early indications of strengthening markets for 2010. Our marine contractors are reporting more activity, particularly in higher-end markets such as wide azimuth, and there is also the beginning of increased activity in some of the seismic land markets, including North America.
     “Our BGP joint venture remains on track to close before the end of March 2010, including obtaining all required government approvals. Once completed, we expect that the joint venture will provide us with increased operational and financial flexibility, with much lower debt and associated expenses, with a good probability of increasing land sales to BGP, and with the possibility of penetrating new land markets.”
FOURTH QUARTER 2009
     Total revenues in the fourth quarter of 2009 decreased 13% to $121.3 million compared to $140.2 million a year ago. The ION Solutions and Marine Imaging Systems segments experienced lower revenues compared to prior year. The Land Imaging Systems segment experienced a 49% increase in revenues, and the Data Management Solutions division experienced a 20% increase in revenues compared to the prior year.
     During the fourth quarter of 2009, the ION Systems group generated sales of $75.1 million compared to $80.1 million in the same period in 2008. Marine Imaging Systems’ revenues decreased to $30.9 million compared to $48.8 million a year ago, mainly due to the decrease in VectorSeis® Ocean system sales and the rapid decline of the new-build vessel market. On the new technology front, the market demand for DigiFIN remained strong during the fourth quarter as customers continue to retrofit their existing fleets with the latest streamer control technology. Land Imaging Systems’ revenues increased to $34.5 million compared to $23.2 million in the fourth quarter of 2008. A portion of the increase related to the FireFly system sale that the Company recognized in the fourth quarter of 2009 after re-stating the second quarter of 2009 to remove the same system sale. Data Management Solutions’ revenues increased to $9.7 million for the fourth quarter compared to $8.1 million a year ago, due to higher software sales of ORCA and GATOR® compared to last year.
     The ION Solutions group generated $46.2 million in revenues compared to $60.0 million in the same period a year ago. The decrease was primarily driven by lower multi-client data library sales, partially offset by continued robust data processing revenues.
     Consolidated gross margins for the fourth quarter of 2009 increased to 28% from 20% in the fourth quarter of 2008, despite increased restructuring charges related to headcount reduction in 2009 and increased amortization charges related to the ARAM acquisition in September 2008. The increase in the gross margin percentages was primarily due to favorable product mix in the ION Solutions group and the fourth quarter 2008 Land Imaging Systems restructuring charges related to the ARAM acquisition that were not duplicated in the fourth quarter of 2009. Additionally, the gross margins in the Marine Imaging Systems and Data Management Solutions divisions remained consistent with those of 2008 despite the decline in commodity prices and the resulting decline in seismic acquisition spending during 2009.
     Operating expenses as a percentage of revenues for the fourth quarter of 2009 decreased to 32% compared to 36% in the prior year period and decreased in total by $12.5 million, excluding the 2008 goodwill and intangible impairment charge, compared to the prior year. General and administrative expenses as a percentage of revenues for the fourth quarter of 2009 decreased to 15% compared to 19% in the prior period. Adjusted EBITDA for the fourth quarter increased to $21.4 million compared to $7.9 million in the fourth quarter of 2008. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
FULL YEAR 2009
     Consolidated revenues for the year ended December 31, 2009 decreased 38% to $419.8 million compared to $679.5 million for 2008. Revenues decreased across all segments due to the decline in commodity prices, tightening of credit markets and declines in seismic activity in the North American and Russian markets. Notwithstanding the significant decrease in revenues, gross margins remained stable at 31% for 2009 and 2008, respectively. Margin improvements in the Marine Imaging Systems segment were partially offset by lower gross margin percentages in the Land Imaging Systems segment. Gross margin percentages for the ION Solutions and the Data Management Solutions segments remained stable.
     The results for the year ended December 31, 2009 include five charges that were not similarly duplicated in 2008. A reconciliation of these charges, totaling $85.0 million before tax, can be found in a table at the end of this press release. Excluding these 2009 charges and the 2008 impairment of goodwill and intangible assets and restructuring charges, total operating expenses for 2009 decreased by $18.2 million compared to 2008, which did not include the full year costs related to the ARAM business. As expected, the cost reduction measures initiated in the fourth quarter of 2008 and continued into 2009 lowered operating expenses for 2009, with additional cost savings anticipated in 2010. For the years ended December 31, 2009 and 2008, the Company invested approximately $44.9 million and $49.5 million in research and development, respectively, and invested approximately $89.6 million and $110.4 million in its multi-client data library. Similar to 2009, the Company expects to continue to incur significant research and development expenses in 2010 and to invest heavily in the next generation of seismic acquisition products and services.
     The Company’s effective tax rate during 2009 was 15.4% (benefit on a loss) compared to 0.5% (provision on loss) for 2008. The increase in the 2009 effective tax rate related primarily to the Company’s 2008 goodwill impairment, which had no associated tax benefit.
     Excluding the after-tax impact of the five charges mentioned above, the Company reported a net loss of ($43.4) million, or ($0.39) per diluted share, for 2009. Excluding the after-tax impact of the special charges disclosed last year, the Company reported net income of $49.9 million, or $0.50 per diluted share, for 2008. For the year ended December 31, 2009, including these charges, the Company reported a net loss of ($113.6) million, or ($1.03) per diluted share, compared to ($293.7) million, or ($3.06) per diluted share, in 2008. Adjusted EBITDA for 2009 was $72.2 million compared to $156.0 million in 2008.

OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “Our overriding goal for 2010 is to return ION to profitability barring any one-time expenses related to the launch of the proposed BGP joint venture. We are starting to see some promising signs that the seismic markets may have bottomed out in late 2009 but expect our equipment business to continue to significantly under perform at least through the first half of the year. We do not have enough visibility to provide guidance for 2010, but we are increasingly optimistic about 2011 with a belief that we should see some strengthening of our business in the second half of 2010. Our main objectives for 2010 are to take advantage of our lower cost structure resulting from our cost reduction activities in 2008 and 2009, to establish and position the joint venture with BGP for a successful 2011 and to leverage our expected growth and profitability in our remaining businesses. We also anticipate a significant reduction in our interest payments due to our planned de-leveraging. After we close the proposed joint venture, which is currently expected to occur in late March 2010, we expect to be in a position to provide better information.”
CONFERENCE CALL
     ION has scheduled a conference call for Thursday, February 18, 2010, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-629-9819 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 4, 2010. To access the replay, dial 303-590-3030 and use pass code 42016092#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION

     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672

Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, benefits expected to result from the BGP transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with required regulatory approvals for the BGP transactions; risks associated with the economic downturn and the volatile credit environment; risks associated with the completion of the BGP joint venture transactions; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share;

collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q during 2009.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Product revenues	$74,887	$79,785	$237,664	$417,511
Service revenues	46,377	60,385	182,117	262,012

Total net revenues	121,264	140,170	419,781	679,523

Cost of products	57,916	65,194	165,923	289,795
Cost of services	29,511	46,264	121,720	181,980

Gross profit	33,837	28,712	132,138	207,748

Operating expenses:
Research, development and engineering	10,938	12,034	44,855	49,541
Marketing and sales	8,738	12,414	34,945	47,854
General and administrative	18,731	26,409	72,510	70,893
Impairment of goodwill and intangible assets	—	252,283	38,044	252,283

Total operating expenses	38,407	303,140	190,354	420,571

Income (loss) from operations	(4,570)	(274,428)	(58,216)	(212,823)
Interest expense, including amortization of a non-cash debt discount	(15,013)	(9,992)	(35,671)	(12,723)
Interest income	274	322	1,721	1,439
Fair value adjustment of the warrant	(29,401)	—	(29,401)	—
Impairment of cost method investment	(4,454)	—	(4,454)	—
Other income (expense)	711	4,099	(4,023)	4,200

Income (loss) before income taxes	(52,453)	(279,999)	(130,044)	(219,907)
Income tax (benefit) expense	(1,643)	(8,212)	(19,985)	1,131

Net income (loss)	(50,810)	(271,787)	(110,059)	(221,038)
Preferred stock dividends	875	1,146	3,500	3,889
Preferred stock beneficial conversion charge	—	68,786	—	68,786

Net income (loss) applicable to common shares	$(51,685)	$(341,719)	$(113,559)	$(293,713)

Earnings per share:
Basic net income (loss) per share	$(0.44)	$(3.43)	$(1.03)	$(3.06)

Diluted net income (loss) per share	$(0.44)	$(3.43)	$(1.03)	$(3.06)

Weighted average number of common shares outstanding:
Basic	118,526	99,495	110,516	95,887
Diluted	118,526	99,495	110,516	95,887

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$16,217	$35,172
Restricted cash	1,469	6,610
Accounts receivable, net	111,046	150,565
Current portion notes receivable, net	13,367	11,665
Unbilled receivables	21,655	36,472
Inventories, net	202,601	262,519
Deferred income tax asset	6,001	4,382
Prepaid expenses and other current assets	23,145	16,004

Total current assets	395,501	523,389
Notes receivable	—	4,438
Deferred income tax asset	26,422	11,757
Property, plant, equipment and seismic rental equipment, net	78,555	59,129
Multi-client data library, net	130,705	89,519
Goodwill	52,052	49,772
Intangible assets, net	61,766	107,443
Other assets	3,185	15,984

Total assets	$748,186	$861,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$271,132	$38,399
Accounts payable	40,189	94,586
Accrued expenses	65,893	77,438
Accrued multi-client data library royalties	18,714	28,044
Fair value of the warrant	44,789	—
Deferred revenue	13,802	17,767

Total current liabilities	454,519	256,234
Long-term debt, net of current maturities	6,249	253,510
Non-current deferred income tax liability	1,262	22,713
Other long-term liabilities	3,688	3,904

Total liabilities	465,718	536,361

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	68,786
Common stock	1,187	996
Additional paid-in capital	676,705	625,475
Accumulated deficit	(421,325)	(307,766)
Accumulated other comprehensive loss	(36,320)	(55,859)
Treasury stock	(6,565)	(6,562)

Total stockholders’ equity	282,468	325,070

Total liabilities and stockholders’ equity	$748,186	$861,431

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues:
Land Imaging Systems	$34,507	$23,223	$103,038	$200,493
Marine Imaging Systems	30,947	48,838	103,024	182,710
Data Management Solutions	9,652	8,070	33,733	37,240

Total ION Systems	75,106	80,131	239,795	420,443
ION Solutions	46,158	60,039	179,986	259,080

Total	$121,264	$140,170	$419,781	$679,523

Income (loss) from operations:
Land Imaging Systems	$(13,206)	$(29,493)	$(39,126)	$(13,662)
Marine Imaging Systems	9,742	17,379	29,632	52,624
Data Management Solutions	5,445	4,802	19,970	22,298

Total ION Systems	1,981	(7,312)	10,476	61,260
ION Solutions	8,618	4,218	27,747	40,534
Corporate	(15,169)	(19,051)	(58,395)	(62,334)
Impairment of goodwill and intangible assets	—	(252,283)	(38,044)	(252,283)

Total	$(4,570)	$(274,428)	$(58,216)	$(212,823)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flows from operating activities	$51,986	$111,715
Cash flows from investing activities	(91,638)	(354,625)
Cash flows from financing activities	19,729	244,289
Other changes in cash flows	968	(2,616)

Net decrease in cash and cash equivalents	(18,955)	(1,237)
Cash and cash equivalents at beginning of period	35,172	36,409

Cash and cash equivalents at end of period	$16,217	$35,172

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss)	$(50,810)	$(271,787)	$(110,059)	$(221,038)
Interest expense, including amortization of a non-cash debt discount	15,013	9,992	35,671	12,723
Interest income	(274)	(322)	(1,721)	(1,439)
Income tax expense (benefit)	(1,643)	(8,212)	(19,985)	1,131
Depreciation and amortization expense	25,236	28,161	96,360	113,584
Impairment of goodwill and intangible assets	—	252,283	38,044	252,283
Impairment of cost method investment	4,454	—	4,454	—
Fair value adjustment of the warrant	29,401	—	29,401	—
Fair value adjustment of preferred stock redemption features	—	(2,189)	—	(1,215)

Adjusted EBITDA	$21,377	$7,926	$72,165	$156,029

Reconciliation of Special Charges to Diluted Earnings Per Share
(Non-GAAP Measure)
(In thousands, except per share amounts)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financials performance under GAAP. Accordingly, it should not be considered as a substitute for operating income (loss), net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2009:

	Twelve Months Ended December 31, 2009
			Out-Of-Period
			Stock-Based
	As	Impairment	Compensation	Restructuring	Adjustments of	As
	Reported	Charges	Expense	Charges	the Warrant	Adjusted
Net revenues	$419,781	$—	$—	$—	$—	$419,781
Cost of sales	287,643	—	—	(996)	—	286,647

Gross profit	132,138	—	—	996	—	133,134
Operating expenses	190,354	(38,044)	(3,267)	(2,079)	—	146,964

Income (loss) from operations	(58,216)	38,044	3,267	3,075	—	(13,830)
Interest expense, including amortization of a non-cash debt discount	(35,671)	—	—	—	6,732	(28,939)
Fair value adjustment of the warrant	(29,401)	—	—	—	29,401	—
Impairment of cost method investment	(4,454)	4,454	—	—	—	—
Other expense	(2,302)	—	—	—	—	(2,302)
Income tax expense (benefit)	(19,985)	12,592	1,143	1,076	—	(5,174)

Net income (loss)	(110,059)	29,906	2,124	1,999	36,133	(39,897)
Preferred stock dividends	3,500	—	—	—	—	3,500

Net income (loss) applicable to common shares	$(113,559)	$29,906	$2,124	$1,999	$36,133	$(43,397)

Basic and diluted earnings per share	$(1.03)					$(0.39)

Weighted average number of basic and diluted common shares outstanding	110,516					110,516

	Three Months Ended December 31, 2009
	As	Impairment	Adjustments of	As
	Reported	Charges	the Warrant	Adjusted
Net revenues	$121,264	$—	$—	$121,264
Cost of sales	87,427	—	—	87,427

Gross profit	33,837	—	—	33,837
Operating expenses	38,407	—	—	38,407

Income (loss) from operations	(4,570)	—	—	(4,570)
Interest expense, including amortization of a non-cash debt discount	(15,013)	—	6,732	(8,281)
Fair value adjustment of the warrant	(29,401)	—	29,401	—
Impairment of cost method investment	(4,454)	4,454	—	—
Other expense	985	—	—	985
Income tax (benefit) expense	(1,643)	1,559	—	(84)

Net income (loss)	(50,810)	2,895	36,133	(11,782)
Preferred stock dividends	875	—	—	875

Net income (loss) applicable to common shares	$(51,685)	$2,895	$36,133	$(12,657)

Basic and diluted earnings per share	$(0.44)			$(0.11)

Weighted average number of basic and diluted common shares outstanding	118,526			118,526
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